Amendment 2 to Commercial Building Lease

This Agreement made this _9th__ day of ___February_______, 2015 by and between Potawatomi Properties, LLC, hereinafter referred to as “Lessor”, and Wageworks, Inc., hereinafter referred to as “Tenant”.

WHEREAS, Lessor and Tenant have entered into a Commercial Building Lease for 10375 North Baldev Court, Mequon, Wisconsin 53092.

WHEREAS, the parties are desirous of amending said Commercial Building Lease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties intending to be legally bound do hereby agree as follows:

The provisions of Paragraph #29 are deleted in their entirety, and the following new Paragraph #29 is inserted:

29.  OPTION OF TENANT TO RENEW LEASE.  The Tenant will renew the Commercial Building Lease for a period of five (5) years under the same terms and conditions of the current lease.  The Tenant may terminate the lease and vacate the building without penalty, at any time on or after August 31, 2016, provided that the Tenant has given the Lessor nine (9) months’ prior notice of termination (e.g., if Tenant elects to terminate the Commercial Building Lease and vacate the building on August 31, 2016, then the Tenant shall provide Lessor with notice no later than November 30, 2015).  The Tenant shall only be liable for amounts due under the Commercial Building Lease up through the date of termination.

IN WITNESS WHEREOF, the Lessor and Tenant hove both duly executed this Amendment #2 to the Commercial Building Lease, all being done on the day and year first above written.

POTAWATOMI PROPERTIES, LLCWAGEWORKS, INC.

By: __________________________By: ___________________________

      Marilyn Beem, ManagerEdgar Montes, COO